Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-83233, 333-55578 and 333-65034 of priceline.com Incorporated on Form S-8 and Registration Nos. 333-109929, 333-115128 and 333-119274 of priceline.com Incorporated on Form S-3 of our report dated 9 July 2004, except for the cashflow statement and notes, and Notes to the accounts 18 and 19 as to which the date is 25 November 2004 on the financial statements of Active Hotels Limited for the years ended 31 December 2003 and 2002, appearing in this Current Report on 8-K/A

/s/ Deloitte & Touche LLP

Cambridge, England
November 25, 2004